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                                                                     Exhibit 5.1
                               REID & PRIEST LLP


                                                            (212) 603-2000


                                       New York, New York
                                       June 17, 1996


   IntelCom Group (U.S.A.), Inc.
   9605 East Maroon Circle
   Englewood, CO  80112

   IntelCom Group Inc.
   #11-1155 North Service Road West
   Oakville, Ontario,
   Canada  L6M 3E3

             Re:  IntelCom Group (U.S.A.), Inc.
                  IntelCom Group Inc.
                  Registration Statement on Form S-4
                  Registration No. 333-04569
                  ------------------------------------

   Dear Sirs:

             As counsel for IntelCom Group (U.S.A.), Inc., a Colorado corporation (the "Company"), we have been requested to furnish our opinion as to matters hereinafter set forth in connection with the proposed issuance by the Company of (i) $550,300,000 in aggregate principal amount of its 12 1/2% Senior Exchange Discount Notes due 2006 (the "Exchange Notes"), under an Indenture dated April 30, 1996, among IntelCom Group Inc., a Canadian federal corporation, the Company and Norwest Bank Colorado, National Association (the "Trustee"), in exchange for its outstanding 12 1/2% Senior Discount Notes due 2006 (the "Note Exchange Offer"), and (ii) 150,000 shares of New Exchangeable Preferred Stock (the "New Preferred Stock") in exchange for its outstanding Exchangeable Preferred Stock (the "Preferred Stock Exchange Offer"). The issuance of the Exchange Notes pursuant to the Note Exchange Offer and the issuance of the New Preferred Stock under the Preferred Stock Exchange Offer will be registered under the Securities Act of 1933, as amended (the "Act"), pursuant to a registration statement on Form S-4,
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   as amended, (Registration No. 333-04569) (the "Registration Statement"),
   which Registration Statement sets forth the terms and conditions of the Note Exchange Offer and the Preferred Stock Exchange Offer. In connection herewith, we have examined the First Amended and Restated Articles of Incorporation (and all amendments thereto) and By-Laws of the Company and the minutes of the Board of Directors of the Company with respect to the filing of the Registration Statement, the issuance of the Exchange Notes and the New Preferred Stock. We have also examined such other documents, records, certificates of public officials and such matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

             We are members of the bar of the State of New York and are not licensed or admitted to practice law in any other jurisdiction. Accordingly, we have not reviewed and we express no opinion with respect to the laws of any jurisdiction other than the State of New York and the Federal laws of the United States.

             Based upon the foregoing, we are of the opinion that:

             The Exchange Notes have been duly authorized. When the Exchange Notes have been duly executed by the Corporation and authenticated by the Trustee in accordance with the terms of the Indenture and issued in accordance with the terms of the Note Exchange Offer, the Exchange Notes will have been legally issued and will constitute valid and binding obligations of the Company.

             The New Preferred Stock has been duly authorized. When the New Preferred Stock is issued in accordance with the terms of the Preferred Stock Exchange Offer, the New Preferred Stock will be validly issued, fully paid and non-assessable shares of preferred stock of the Company.

             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing in the Prospectus under the heading "Legal Matters". In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                            Very truly yours,


                            /s/ Reid & Priest LLP